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                                                                   EXHIBIT 10.1




             AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT
              ALC COMMUNICATIONS CORPORATION, ALLNET COMMUNICATION
                       SERVICES, INC. AND [EMPLOYEE NAME]
                             DATED JANUARY 7, 1994

Amendment dated as of August 23, 1994 to Amended and Restated Employment Agreement between ALC Communications Corporation, Allnet Communication Services, Inc. and [Employee Name], dated as of January 7, 1994.

Section 1. Employment is hereby amended as follows:

        1.4 Base Compensation. For all services rendered by the Employee hereunder as an employee of the Company, the Company shall pay the Employee (i) a salary, in installments at such times as the Company customarily pays its employees holding comparable positions (but not less often than monthly), at an annual rate from [anniversary month] 1, 1994 through [anniversary month] 1, 1995 of [salary] and at an annual rate thereafter as shall be determined each year by the Compensation Committee and/or the Board of Directors of the Company after review of the performance of the Company and the Employee during the prior year provided that such annual rate for any year shall be not less than the prior year's annual rate plus 5% of the annual rate paid the Employee in the immediately preceding year, plus (ii) incentive compensation in the amount specified in Section 1.5, less (iii) withholding required by law or agreed to by the Employee. In addition, the Employee shall be entitled to an annual paid vacation in accordance with the Company's policy in effect from time to time and such fringe benefits of the Company offered to employees holding comparable positions. The Employee shall not be entitled to any additional compensation from the Company.

Section 7. Termination is hereby amended as follows:

        7.4. Without Cause.  The Company may terminate the
Employee's employment hereunder at any time, without cause, and upon a Change of Control Event, the Employee may terminate his employment hereunder at any time upon 60 days' prior written notice to the Company submitted within twelve months from the month in which there is a Change of Control Event, after which termination the Company shall not have any liability or obligation to the Employee hereunder except for (i) unpaid salary, (ii) incentive compensation in respect of periods (including partial periods) prior to termination, (iii) benefits accrued to the date of termination and which are payable upon termination, (iv) the salary to which the Employee would have been entitled for the succeeding twenty-four months, payable in installments at the time the same would have become due but for the termination, as well as during such time period all employee benefits to which Employee was entitled prior to such termination, other than
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any officer perquisites, and upon substantially the same terms and conditions including, but not limited to, Life, Health and Long-term Disability Insurance coverage; provided, however, that if Employee obtains full-time employment prior to the expiration of the applicable period, the provision of these benefits shall terminate, although the salary shall continue for the remainder of the period, and (v) compensation equivalent to the sum of the prior incentive compensation awards for the two fiscal years immediately preceding said termination, payable pro rata over the period during which the salary is to be paid to Employee pursuant to Subsection 7.4(iv) herein. Upon termination under this Section 7.4 any stock options previously granted to Employee and not yet exercised shall be accelerated to the extent necessary to become fully vested and the Employee shall be entitled to exercise the same in full for twelve months following the date of termination of employment hereunder or under the terms of the Company's 1990 Stock Option Plan, whichever is longer.

        For purposes of this Subsection 7.4, a "Change of Control Event" means
(a) an event or series of events by which any Person or other entity or group (as such term is used in Section 13(d) and 14(d) of the Exchange Act) of Persons or other entities acting in concert as a partnership or other group (a "Group of Persons") (other than Persons who are, or Groups of Persons entirely made up of,
(i) management personnel of the Company or (ii) any affiliates of any such management personnel) shall, as a result of a tender or exchange offer or offers, an open market purchase or purchases, a privately negotiated purchase or purchases or otherwise, become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 40% or more of the combined voting power of the then outstanding voting stock of ALC or Allnet; (b) ALC or Allnet consolidates with, or merges with or into, another Person (other than ALC or Allnet), or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person (other than ALC or Allnet), or any Person (other than ALC or Allnet) consolidates with, or merges with or into, ALC or Allnet, in any such event pursuant to a transaction in which the outstanding voting stock of ALC or Allnet is converted into or exchanged for cash, securities or other Property; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted either the Board or (if ALC does not own all of the voting stock of Allnet) the Board of Directors of Allnet (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of ALC or Allnet, as the
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case may be, was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board or the Board of Directors of Allnet then in office; or (d) any liquidation or dissolution of ALC or Allnet (other than a liquidation of Allnet into ALC that is not otherwise a Change of Control Event).

All other terms of the Amended and Restated Employment Agreement remain in effect and are not modified by this Amendment.

In Witness Whereof, the undersigned have executed this Amendment as of the date first above written.

[Corporate Seal]              ALC Communications Corporation



                              By:___________________________





[Corporate Seal]              Allnet Communication Services, Inc.



                              By:___________________________



                              By:___________________________
                                 [Employee Name], "Employee"